Exhibit 99.1

Clinical Utility of Trovagene’s Urine-Based Liquid Biopsy Platform to Be Highlighted at the American Society of Clinical Oncology Meeting

Precision Cancer MonitoringSM technology offers advantages over tissue biopsy and demonstrates ability to monitor tumor dynamics in lung, pancreatic, and colon cancers

SAN DIEGO, CA — May 13, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that clinical data from four studies utilizing its Precision Cancer MonitoringSM platform will be presented at the 2015 American Society of Clinical Oncology Annual Meeting in Chicago, IL.

“We continue to build the body of clinical evidence supporting our Precision Cancer Monitoring platform, with several clinical utilities demonstrated in recently reported studies,” stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. “These utilities include the ability to determine response to therapy, identify disease progression earlier than cancer imaging, monitor for minimal residual disease after surgery, stratify patients according to baseline mutation load, and act as an alternative to invasive and costly biopsy procedures. “We currently have five urine-based tests available to clinicians for the assessment of known driver mutations such as BRAF, KRAS and EGFR, which can be critical for precisely managing a patient’s cancer.”

Poster Discussion

June 1, 2015, 8:00 – 11:30 a.m. EDT  Poster Display

June 1, 2015, 3:00 – 4:15 p.m. EDT  Poster Discussion

Prognostic Value of Plasma Circulating Tumor (ct) DNA KRAS Mutations and Serum CA19-9 in Unresectable Pancreatic Cancer (PC) Patients

Poster Discussion Session: Gastrointestinal (Noncolorectal) Cancer

Collab./Presenter: Herlev Hospital, U. of Copenhagen, Trovagene/Vlada Melnikova, M.D., Ph.D.

Abstract 4022

Poster Sessions

May 31, 2015, 8:00 – 11:30 a.m. EDT

Low frequency KRAS G12/13 mutations in urine cell-free (cf) DNA from patients with BRAF V600E-mutant advanced cancers

Poster Session: Tumor Biology

Collaborator/Presenter: Filip Janku, M.D., Ph.D., MD Anderson Cancer Center

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Abstract 11048

June 1, 2015, 8:00 – 11:30 a.m. EDT

Kinetic Monitoring of EGFR T790M in Urinary Circulating Tumor DNA Predicts Radiographic Progression and Response in Patients with Metastatic Lung Adenocarcinoma

Poster Session: Lung Cancer — Non-Small Cell Metastatic

Collaborator/Presenter: Hatim Husain, M.D., University of California San Diego - Moores Cancer Center

Abstract 8081

June 1, 2015, 8:00 – 11:30 a.m. EDT

Monitoring minimal residual disease (MRD) by KRAS mutation burden in urinary or plasma circulating tumor (ct) DNA in colorectal cancer (CRC) patients with resectable liver metastases

Poster Session: Gastrointestinal (Colorectal) Cancer

Collaborators/Sponsor: Genomac Research Institute and Trovagene/Cecile Rose Vibat, Ph.D.

Abstract 3594

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com